Exhibit 99.1

Scripps Networks Interactive to Acquire Controlling Interest

In Polish TV Operator TVN

Company Continues to Expand International Presence

Through One of Poland’s Leading Media Businesses

For immediate release

March 16, 2015

KNOXVILLE, Tenn. – Scripps Networks Interactive, Inc. (NYSE: SNI), the world’s leading developer of lifestyle content for television, Internet and mobile platforms, has entered into an agreement to acquire a 52.7 percent interest in Poland’s premier multi-platform media company, TVN.

The company has agreed to acquire the stake from ITI and Canal+ Group for an all-cash consideration of €584 million. Scripps Networks Interactive will also assume €840 million of debt. The agreement is subject to regulatory approvals. Following completion, Scripps Networks Interactive will launch a mandatory public tender offer to further increase its ownership interest in TVN, as required under Polish law.

TVN is one of the leading media companies in Poland, with a portfolio of free-to-air and pay TV lifestyle and entertainment channels, including TVN, TVN 7, TVN Style, TTV, TVN Turbo as well as Poland’s leading 24 hour news channel, TVN24, and business news channel TVN24 Biznes i Swiat. The channels enabled TVN to secure a market-leading 22 percent share of Polish viewing in 2014. TVN Media is Poland’s leading advertising sales house, last year securing a 33 percent share of the market in advertising revenue for TVN’s own portfolio of channels, as well as selling advertising for a number of other commercial broadcasters in Poland.

“This transaction is an important milestone in the ongoing strategic development of our international business, and provides us with substantial further scale in Europe,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive.

“Poland is a vibrant media market with significant growth potential. TVN has an incredible portfolio of channels and services, and has delivered consistently strong creative and financial performance under the leadership of Markus Tellenbach,” said Lowe. “The business will be a strong addition to Scripps Networks Interactive, and we’re looking forward to working with the whole TVN team to achieve our significant ambitions in the region together.”

“This is a credit to the hard work and commitment of every single employee of TVN in building one of the most successful media companies in Poland,” said Markus Tellenbach, TVN S.A. president and chief executive officer. “Ken Lowe and the team at Scripps Networks Interactive understand the importance of the Polish market, and the value of developing compelling content that connects with consumers. We are delighted to be joining the Scripps Networks Interactive family, and we’re excited about developing and strengthening our business for many years to come.”

The acquisition is the latest move in Scripps Networks Interactive’s expansion into Europe. In 2011, the company completed a joint-venture partnership with BBC Worldwide in the United Kingdom for the UKTV portfolio of 10 entertainment and lifestyle channels. Scripps Networks International distributes seven lifestyle brands including HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel, Fine Living and Asian Food Channel, reaching more than 220 million cumulative subscribers in nearly 180 countries and territories across Europe, Middle East, Africa, Asia Pacific, Latin America and the Caribbean.

Scripps Networks Interactive’s financial advisors for the transaction were Barclays and Blackstone Advisory Partners L.P., while legal advice was provided by Latham & Watkins LLP and Domański Zakrzewski Palinka sp.k..

Conference call

The senior management team of Scripps Networks Interactive will discuss the proposed TVN transaction during a telephone conference call today, Monday March 16, at 10 a.m. ET. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 800-230-1092 (U.S.) or 612-332-0107 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “Scripps Networks Interactive,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from Noon ET March 16 until 11:59 p.m. ET March 30. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 355665. A replay of the conference call will also be available online. To access the audio replay, visit http://www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations, then follow the Audio Archives link on the left side of the page.

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Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-4 of its 2014 Form 10-K filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company’s lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively reach more than 190 million consumers each month. Companion websites complement on-air programming with video and social media that inform and inspire. The company’s global networks reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

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Contacts: Scripps Networks Interactive

Media: Dylan Jones, 865.560.5068, djones@scrippsnetworks.com

Lee Hall, 865.560.3853, lhall@scrippsnetworks.com

Investors: Mike Gallentine, 865.560.4473, mgallentine@scrippsnetworks.com

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